Exhibit 99.1

Media Relations: Michele Davis 212-761-9621	Investor Relations: Sharon Yeshaya 212-761-1632

Morgan Stanley Reports Third Quarter 2016:

●	Net Revenues of $8.9 Billion and Earnings per Diluted Share of $0.81

●	Strong Performance across Sales & Trading

●	Investment Banking Ranked #1 in Global IPOs; #2 in Global Announced, Global Completed M&A and Global Equity[1]

●	Wealth Management Revenues of $3.9 Billion and Pre-Tax Margin of 23%[2],[3]

NEW YORK, October 19, 2016 – Morgan Stanley (NYSE: MS) today reported net revenues of $8.9 billion for the third quarter ended September 30, 2016 compared with $7.8 billion a year ago.4  For the current quarter, net income applicable to Morgan Stanley was $1.6 billion, or $0.81 per diluted share,5 compared with income of $1.0 billion, or $0.48 per diluted share,5 for the same period a year ago.4

The prior year quarter included DVA revenues of $435 million.  Excluding DVA in the prior year quarter, net revenues were $7.3 billion and income applicable to Morgan Stanley was $740 million, or $0.34 per diluted share.6

Compensation expense of $4.1 billion increased from $3.4 billion a year ago primarily driven by higher revenues.  Non-compensation expenses of $2.4 billion decreased from $2.9 billion a year ago reflecting lower litigation costs and continued execution of the Firm’s expense management initiatives.

The annualized return on average common equity was 8.7 percent in the current quarter.7

Business Overview

●	Institutional Securities net revenues were $4.6 billion reflecting strong performance across our sales and trading franchise, continued strength in M&A advisory and subdued underwriting.

●	Wealth Management net revenues were $3.9 billion and pre-tax margin was 23%.[3] Fee-based asset flows for the quarter were $13.5 billion.

●	Investment Management reported net revenues of $552 million with assets under management or supervision of $417 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “This quarter we saw record revenues in Wealth Management and a strong performance in our Sales and Trading business.  While the environment was more challenging for our equity underwriting and asset management businesses, our expense initiatives remain on track.  Overall the results reflect steady progress against our long term strategic goals.”

Summary of Institutional Securities Results
(dollars in millions)

	As Reported		Excluding DVA [8]
	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income
3Q 2016 (a)	$4,553	$1,383	*	*
2Q 2016 (a)	$4,578	$1,506	*	*
3Q 2015	$3,904	$688	$3,469	$253

a)
Effective January 1, 2016, the Firm early adopted the provision of new accounting guidance that requires changes in DVA to be presented in other comprehensive income as opposed to net revenues. Results for 2015 were not restated pursuant to this guidance, and as such, 3Q 2015 is the only period where net revenues and pre-tax income are adjusted for the impact of DVA.[4]

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $1.4 billion compared with pre-tax income of $688 million a year ago, or $253 million excluding DVA.4,8  Net revenues for the current quarter were $4.6 billion compared with $3.9 billion a year ago, or $3.5 billion excluding DVA.4,8  The following discussion for sales and trading excludes DVA from the prior year period.

●
Advisory revenues of $504 million decreased from $557 million a year ago on lower levels of completed M&A activity.  Equity underwriting revenues of $236 million decreased from $250 million in the prior year quarter on lower fees due to a shift in product mix.  Fixed income underwriting revenues of $364 million decreased from $374 million in the prior year quarter primarily on lower loan fees.

●	Equity sales and trading net revenues of $1.9 billion increased from $1.8 billion a year ago reflecting higher results in derivatives and cash equities.[4],[9]

●
Fixed Income sales and trading net revenues of $1.5 billion increased from $583 million a year ago driven principally by our credit and rates businesses on improved market conditions compared with the prior year period.[4],[9],10

●	Other sales and trading net losses of $192 million compared with losses of $65 million a year ago primarily reflecting lower revenues associated with corporate loan hedging activity.

●	Investment revenues of $36 million decreased from $113 million a year ago driven by lower gains on business related investments and investments associated with the Firm’s compensation plans.

●
Other revenues were $243 million reflecting gains associated with held for sale corporate loans compared with negative revenues of $112 million in the prior year period related to mark-to-market losses on loans and commitments.

●
Compensation expenses of $1.7 billion increased from $1.3 billion a year ago on higher revenues.  Non-compensation expenses of $1.5 billion for the current quarter decreased from $1.9 billion a year ago primarily reflecting lower litigation costs and broad-based expense discipline.

Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $42 million compared with $46 million from the second quarter of 2016 and $53 million in the third quarter of the prior year.11

Summary of Wealth Management Results
(dollars in millions)

	Net	Pre-Tax
	Revenues	Income
3Q 2016	$3,881	$901
2Q 2016	$3,811	$859
3Q 2015	$3,640	$824

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $901 million compared with $824 million in the third quarter of last year.  The quarter’s pre-tax margin was 23%.3  Net revenues for the current quarter were $3.9 billion compared with $3.6 billion a year ago.

●	Asset management fee revenues of $2.1 billion decreased from $2.2 billion a year ago reflecting lower average fee rates on fee-based accounts.

●
Transactional revenues[12] of $791 million increased from $652 million a year ago.  Results for the current period reflect gains on investments associated with certain employee deferred compensation plans compared with losses in the prior year period.

●
Net interest income of $885 million increased from $751 million a year ago principally driven by higher deposit and loan balances.  Wealth Management client liabilities were $70 billion at quarter end, an increase of $9 billion compared with the prior year quarter.[13]

●
Compensation expense for the current quarter of $2.2 billion increased from $2.0 billion a year ago primarily due to an increase in the fair value of deferred compensation plan referenced investments.  Non-compensation expenses of $777 million decreased from $792 million a year ago primarily on lower professional services costs.

Total client assets were $2.1 trillion and client assets in fee-based accounts were $855 billion at quarter end.  Fee-based asset flows for the quarter were $13.5 billion.

Wealth Management representatives of 15,856 produced average annualized revenue per representative of $977,000 in the current quarter.

Summary of Investment Management Results
(dollars in millions)

	Net	Pre-Tax
	Revenues	Income
3Q 2016	$552	$97
2Q 2016	$583	$118
3Q 2015	$274	$(38)

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $97 million compared with a pre-tax loss of $38 million in the third quarter of last year.

●
Net revenues of $552 million increased from $274 million in the prior year.  Results for the prior year quarter included the reversal of previously accrued carried interest associated with the Asia private equity business.  Asset management fees were essentially unchanged from a year ago.

●
Compensation expense for the current quarter of $237 million increased from $95 million a year ago.  Results reflect an increase in the fair value of deferred compensation plan referenced investments in the current quarter, compared with declines in deferred compensation associated with carried interest in the period a year ago.  Non-compensation expenses of $218 million were relatively unchanged from a year ago.

CAPITAL

As of September 30, 2016, the Firm’s Common Equity Tier 1 and Tier 1 risk-based capital ratios under Advanced Approach transitional provisions were approximately 16.9% and 18.9%, respectively.14

As of September 30, 2016, the Firm estimates its pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio under the Advanced Approach and pro forma fully phased-in Supplementary Leverage Ratio to be approximately 15.9% and 6.2%, respectively.14,15,16

At September 30, 2016, book value and tangible book value per common share were $37.11 and $32.13,17 respectively, based on approximately 1.9 billion shares outstanding.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 31.5%.

During the quarter ended September 30, 2016, the Firm repurchased approximately $1.25 billion of its common stock or approximately 41 million shares.

The Board of Directors declared a $0.20 quarterly dividend per share, payable on November 15, 2016 to common shareholders of record on October 31, 2016.

During the quarter ended September 30, 2016, the Firm redeemed all of its issued and outstanding Trust Preferred securities.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 43 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

NOTICE:

The information provided herein may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release contains forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially.  For a discussion of additional risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2015 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Source: Thomson Reuters – for the period of January 1, 2016 to September 30, 2016 as of October 3, 2016.

2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors and analysts in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

3 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors and analysts to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues, two U.S. GAAP reported amounts, without adjustment.

4 Effective January 1, 2016, the Firm early adopted the provision of new accounting guidance that requires unrealized gains and losses from Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustments, or DVA) to be presented in Other comprehensive income as opposed to net revenues and net income.  Results for 2015 are not restated pursuant to that guidance.

5 Includes preferred dividends and other adjustments related to the calculation of earnings per share of $79 million for the third quarter of 2016 and 2015.  Refer to page 13 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

6 Excluding DVA from net revenues, net income applicable to Morgan Stanley and earnings (loss) per diluted share amounts are non-GAAP financial measures that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance.  The reconciliation of net revenues, net income (loss) applicable to Morgan Stanley and earnings (loss) per diluted share applicable to Morgan Stanley common shareholders from a U.S. GAAP to non-GAAP basis is as follows (Net revenues, net income (loss) reconciliation and average diluted shares are presented in millions – also see footnote 4):

3Q 2015
Net revenues - U.S. GAAP	$7,767
DVA impact	$435
Net revenues - Non-GAAP	$7,332

Net income (loss) applicable to MS - U.S. GAAP	$1,018
DVA impact	$278
Net income (loss) applicable to MS - Non-GAAP	$740

Earnings (loss) per diluted share - U.S. GAAP	$0.48
DVA impact	$0.14
Earnings (loss) per diluted share - Non-GAAP	$0.34

Average diluted shares - U.S. GAAP	1,949

7 Annualized return on average common equity (ROE) is a non-GAAP financial measure that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance.  The calculation of ROE uses annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity.

8 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, is a non-GAAP financial measure that the Firm considers useful for investors and analysts to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a U.S. GAAP to non-GAAP basis is as follows (amounts are presented in millions - also see footnote 4):

3Q 2015
Net revenues - U.S. GAAP	$3,904
DVA impact	$435
Net revenues - Non-GAAP	$3,469

Pre-tax income (loss) - U.S. GAAP	$688
DVA impact	$435
Pre-tax income (loss) - Non-GAAP	$253

9 Sales and trading net revenues, including Fixed Income and Equity sales and trading net revenues excluding DVA are non-GAAP financial measures that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including Fixed Income and Equity sales and trading net revenues from a U.S. GAAP to non-GAAP basis is as follows (amounts are presented in millions – also see footnote 4):

3Q 2015
Sales & Trading - U.S. GAAP	$2,722
DVA impact	$435
Sales & Trading - Non-GAAP	$2,287

Fixed Income Sales & Trading - U.S. GAAP	$918
DVA impact	$335
Fixed Income Sales & Trading - Non-GAAP	$583

Equity Sales & Trading - U.S. GAAP	$1,869
DVA impact	$100
Equity Sales & Trading - Non-GAAP	$1,769

10 Effective for the quarter ended September 30, 2016, the Institutional Securities “Fixed Income & Commodities” business has been renamed the “Fixed Income” business.

11 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in the Annual Report on Form 10-K for the year ended December 31, 2015 (2015 Form 10-K).  Refer to page 6 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

12 Transactional revenues include investment banking, trading, and commissions and fee revenues.

13 Wealth Management client liabilities reflect U.S. Bank lending and broker dealer margin activity.

14 The Firm’s binding risk-based capital ratios for regulatory purposes are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk risk-weighted assets (RWAs) and market risk RWAs (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At September 30, 2016, the binding ratio is based on the Advanced Approach transitional rules.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 “Liquidity and Capital Resources - Regulatory Requirements” in the Firm’s 2015 10-K and Part I, Item 2 “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 10-Q for the quarter ended June 30, 2016.

15 The pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio and pro forma fully phased-in Supplementary Leverage Ratio are non-GAAP financial measures that the Firm considers to be useful measures for investors and analysts to evaluate compliance with new regulatory capital requirements that have not yet become effective.

16 The Firm is required to disclose information related to its supplementary leverage ratio, which through to the end of 2017 will include the effects of transitional provisions.  The supplementary leverage ratio will become effective as a capital standard on January 1, 2018. Specifically, beginning on January 1, 2018, the Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s pro forma Supplementary Leverage Ratio estimate utilizes a fully phased-in Tier 1 capital numerator of approximately $66.0 billion and a fully phased-in supplementary leverage exposure denominator of approximately $1.07 trillion. The Firm’s estimates are subject to risks and uncertainties that may cause actual results to differ materially from estimates based on these regulations.  Further, these expectations should not be taken as projections of what the Firm’s supplementary leverage ratios or earnings, assets or exposures will actually be at future dates.  See “Risk Factors” in Part I, Item 1A in the 2015 Form 10-K for a discussion of risks and uncertainties that may affect the future results of the Firm.

17 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy for investors and analysts.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2016	June 30, 2016	Sept 30, 2015	June 30, 2016	Sept 30, 2015	Sept 30, 2016	Sept 30, 2015	Change
Net revenues
Institutional Securities	$4,553	$4,578	$3,904	(1%)	17%	$12,845	$14,534	(12%)
Wealth Management	3,881	3,811	3,640	2%	7%	11,360	11,349	--
Investment Management	552	583	274	(5%)	101%	1,612	1,694	(5%)
Intersegment Eliminations	(77)	(63)	(51)	(22%)	(51%)	(207)	(160)	(29%)
Net revenues	$8,909	$8,909	$7,767	--	15%	$25,610	$27,417	(7%)

Income (loss) from continuing operations before tax
Institutional Securities	$1,383	$1,506	$688	(8%)	101%	$3,797	$4,123	(8%)
Wealth Management	901	859	824	5%	9%	2,546	2,564	(1%)
Investment Management	97	118	(38)	(18%)	*	259	369	(30%)
Income (loss) from continuing operations before tax	$2,381	$2,483	$1,474	(4%)	62%	$6,602	$7,056	(6%)

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$966	$988	$518	(2%)	86%	$2,545	$3,355	(24%)
Wealth Management	564	516	509	9%	11%	1,573	1,605	(2%)
Investment Management	67	78	(9)	(14%)	*	195	259	(25%)
Net Income (loss) applicable to Morgan Stanley	$1,597	$1,582	$1,018	1%	57%	$4,313	$5,219	(17%)
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,518	$1,425	$939	7%	62%	$3,999	$4,918	(19%)

Financial Metrics:

Earnings per diluted share	$0.81	$0.75	$0.48	8%	69%	$2.11	$2.51	(16%)
Earnings per diluted share excluding DVA	$0.81	$0.75	$0.34	8%	138%	$2.11	$2.27	(7%)

Return on average common equity	8.7%	8.3%	5.6%			7.7%	9.8%
Return on average common equity excluding DVA	8.7%	8.3%	3.9%			7.7%	8.8%

Notes:	-
Effective January 1, 2016, the Firm early adopted the provision of new accounting guidance that requires unrealized gains and losses from Morgan Stanley’s debt-related credit spreads  and other credit factors (Debt Valuation Adjustments, or DVA) to be presented in other comprehensive income as opposed to net revenues and net income. This change is reflected in the consolidated results and the Institutional Securities segment for 2016. Results for 2015 were not restated pursuant to this guidance.

-
Refer to End Notes, U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 14-16 from the Financial Supplement for additional information related to the calculation of the financial metrics.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2016	June 30, 2016	Sept 30, 2015	June 30, 2016	Sept 30, 2015	Sept 30, 2016	Sept 30, 2015	Change
Revenues:
Investment banking	$1,225	$1,224	$1,313	--	(7%)	$3,556	$4,284	(17%)
Trading	2,609	2,746	2,026	(5%)	29%	7,420	8,649	(14%)
Investments	87	126	(119)	(31%)	*	179	408	(56%)
Commissions and fees	991	1,020	1,115	(3%)	(11%)	3,066	3,459	(11%)
Asset management, distribution and admin. fees	2,686	2,637	2,732	2%	(2%)	7,943	8,155	(3%)
Other	308	243	(62)	27%	*	631	406	55%
Total non-interest revenues	7,906	7,996	7,005	(1%)	13%	22,795	25,361	(10%)

Interest income	1,734	1,667	1,451	4%	20%	5,148	4,321	19%
Interest expense	731	754	689	(3%)	6%	2,333	2,265	3%
Net interest	1,003	913	762	10%	32%	2,815	2,056	37%
Net revenues	8,909	8,909	7,767	--	15%	25,610	27,417	(7%)
Non-interest expenses:
Compensation and benefits	4,097	4,015	3,437	2%	19%	11,795	12,366	(5%)

Non-compensation expenses:
Occupancy and equipment	339	329	341	3%	(1%)	997	1,034	(4%)
Brokerage, clearing and exchange fees	491	484	485	1%	1%	1,440	1,435	--
Information processing and communications	456	429	447	6%	2%	1,327	1,300	2%
Marketing and business development	130	154	158	(16%)	(18%)	418	487	(14%)
Professional services	489	547	576	(11%)	(15%)	1,550	1,660	(7%)
Other	526	468	849	12%	(38%)	1,481	2,079	(29%)
Total non-compensation expenses	2,431	2,411	2,856	1%	(15%)	7,213	7,995	(10%)

Total non-interest expenses	6,528	6,426	6,293	2%	4%	19,008	20,361	(7%)

Income (loss) from continuing operations before taxes	2,381	2,483	1,474	(4%)	62%	6,602	7,056	(6%)
Income tax provision / (benefit) from continuing operations	749	833	423	(10%)	77%	2,160	1,704	27%
Income (loss) from continuing operations	1,632	1,650	1,051	(1%)	55%	4,442	5,352	(17%)
Gain (loss) from discontinued operations after tax	8	(4)	(2)	*	*	1	(9)	*
Net income (loss)	$1,640	$1,646	$1,049	--	56%	$4,443	$5,343	(17%)
Net income applicable to nonredeemable noncontrolling interests	43	64	31	(33%)	39%	130	124	5%
Net income (loss) applicable to Morgan Stanley	1,597	1,582	1,018	1%	57%	4,313	5,219	(17%)
Preferred stock dividend / Other	79	157	79	(50%)	--	314	301	4%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,518	$1,425	$939	7%	62%	$3,999	$4,918	(19%)

Pre-tax profit margin	27%	28%	19%			26%	26%
Compensation and benefits as a % of net revenues	46%	45%	44%			46%	45%
Non-compensation expenses as a % of net revenues	27%	27%	37%			28%	29%
Effective tax rate from continuing operations	31.5%	33.5%	28.7%			32.7%	24.1%

Notes:	-	Refer to End Notes, U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 14-16 from the Financial Supplement for additional information.

Earnings Per Share Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2016	June 30, 2016	Sept 30, 2015	June 30, 2016	Sept 30, 2015	Sept 30, 2016	Sept 30, 2015	Change

Income (loss) from continuing operations	$1,632	$1,650	$1,051	(1%)	55%	$4,442	$5,352	(17%)
Net income applicable to nonredeemable noncontrolling interests	43	64	31	(33%)	39%	130	124	5%
Income (loss) from continuing operations applicable to Morgan Stanley	1,589	1,586	1,020	--	56%	4,312	5,228	(18%)
Less: Preferred Dividends and allocation of earnings to Participating Restricted Stock Units	79	157	79	(50%)	--	314	301	4%
Income (loss) from continuing operations applicable to Morgan Stanley	1,510	1,429	941	6%	60%	3,998	4,927	(19%)

Gain (loss) from discontinued operations after tax	8	(4)	(2)	*	*	1	(9)	*
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	0	--	--	0	0	--
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--	0	0	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	8	(4)	(2)	*	*	1	(9)	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,518	$1,425	$939	7%	62%	$3,999	$4,918	(19%)

Average basic common shares outstanding (millions)	1,838	1,866	1,904	(2%)	(3%)	1,863	1,916	(3%)

Earnings per basic share:
Income from continuing operations	$0.82	$0.77	$0.49	6%	67%	$2.15	$2.57	(16%)
Discontinued operations	$0.01	$(0.01)	$-	*	*	$-	$-	--
Earnings per basic share	$0.83	$0.76	$0.49	9%	69%	$2.15	$2.57	(16%)

Average diluted common shares outstanding and common stock equivalents (millions)	1,879	1,899	1,949	(1%)	(4%)	1,898	1,958	(3%)

Earnings per diluted share:
Income from continuing operations	$0.80	$0.75	$0.48	7%	67%	$2.11	$2.52	(16%)
Discontinued operations	$0.01	$-	$-	*	*	$-	$(0.01)	*
Earnings per diluted share	$0.81	$0.75	$0.48	8%	69%	$2.11	$2.51	(16%)

Notes:	-	Refer to End Notes, U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 14-16 from the Financial Supplement for addition information.